THIS IS AN ELECTRONIC CONFIRMING COPY OF A DOCUMENT ALREADY FILED

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 4)*

                            Electro Rent Corporation
             ------------------------------------------------------
                                (Name of Issuer)

                         Common Stock Without Par Value
          -----------------------------------------------------------
                         (Title of Class of Securities)

                               285218   10     3
                -----------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 3


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CUSIP No. 285218 10 3                13G                            Page 2

- ---------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         PHILLIP A. GREENBERG
         ###-##-####
- ----------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        A [ ]
                                        B [ ]
- ----------------------------------------------------------------------------
        SEC USE ONLY
3
- ---------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION
4
                United States
- --------------------------------------------------------------------------
                                              SOLE VOTING POWER
   NUMBER OF                  5
                                               792,276
   SHARES                     ---------------------------------------------
                                               SHARED VOTING POWER
   BENEFICIALLY               6

   OWNED BY                   ----------------------------------------------
                                               SOLE DISPOSITIVE POWER
   EACH                       7
                                               792,276
   REPORTING                  ----------------------------------------------
                                               SHARED DISPOSITIVE POWER
   PERSON                     8

   WITH
- ---------------------------------------------------------------------------
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        792,276
- ---------------------------------------------------------------------------
        CHECK BOX IF THE AGGREGATE IN ROW (9) EXCLUDES CERTAIN SHARES*
10

- ---------------------------------------------------------------------------
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        10.09%
- ---------------------------------------------------------------------------
        TYPE OF REPORTING PERSON*
12
        IN
- ---------------------------------------------------------------------------




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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Fee enclosed [ ] or Amendment No. 4

Item 1(a) Name of Issuer:
        Electro Rent Corporation

Item 1(b)        Address of Issuer's Principal Executive Offices
        6060 Sepulveda Boulevard
        Van Nuys, California 91411-2512

Item 2(a)        Name of Person(s) Filing:
        Phillip A. Greenberg

Item 2(b)        Address of Principal Business Office:
        P.O. Box 460008
        San Francisco, California 94146

Item 2(c)        Citizenship:
        United States

Item 2(d)      Title of Class of Securities:  Common Stock, without par value

Item 2(e)      CUSIP Number:  258218   10  3

Item 3        The person(s) filing is(are):
   (a) [ ]        Broker or Dealer registered under Section 15 of the Act
   (b) [ ]        Bank as defined in Section 3(a)(6) of the Act.
   (c) [ ]        Insurance Company as defined in section 3(a)(19) of the
                   Act
   (d) [ ]        Investment Company registered under section 8 of the
                   Investment Company Act
   (e) [ ]          Investment Adviser registered under section 203 of the
                   Investment Advisers Act of 1940
   (f) [ ]        Employee Benefit Plan, Pension Fund which is subject to
                   the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund
   (g) [ ]        Parent Holding Company in accordance with Section
                   240.13d-1(b)(1)(ii) (G).
   (h) [ ]        Group in accordance with Section 240.13d-
                   1(b)(1)(ii)(H):
                  Not Applicable

Item 4        Ownership
   (a)         Amount Beneficially Owned:
         792,276

   (b)        Percent of Class:  Approximately 10.09%
            (c)        Number of shares as to which such person has:
            (i)        sole power to vote or to direct the vote: 792,276
           (ii)        shared power to vote or to direct the vote:  -0-
          (iii)        sole power to dispose or to direct the disposal of:
                            792,276
           (iv)        shared power to dispose or to direct the disposal of:
                            -0-

Item (5)        Ownership of 5% or Less of Class:  Not Applicable

Item (6)        Ownership of More than 5% on Behalf of Another Person:
                  Not Applicable


Item (7) Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                Company:  Not Applicable


Item (8)       Identification and Classification of Members of the Group:
                 Not Applicable

Item (9)       Notice of Dissolution of the Group:  Not Applicable

Item (10)      Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                Signature

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct:

Date:           February 6, 1995

Signature:      /s/ Phillip A. Greenberg
                ----------------------------------
Name/Title:     Phillip A. Greenberg
                ----------------------------------